Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 20, 2021, with respect to the consolidated financial statements of Bowlero Corp. and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP

Richmond, Virginia

October 15, 2021